Exhibit 99.1

Texas Industries, Inc. Announces Pricing Of Tender Offer

          DALLAS, June 30 /PRNewswire-FirstCall/ -- Texas Industries, Inc. (NYSE: TXI) (the “Company”) announced today the pricing terms of its previously announced tender offer and consent solicitation (the “Offer”) for its 10-1/4% Senior Notes due 2011 (CUSIP No. 882491AH6 and ISIN US882491AH65) (the “Notes”).

The total consideration for each $1,000 principal amount of Notes validly tendered and not revoked prior to 5:00 p.m.  New York City time, on June 24, 2005 (the “Consent Payment Deadline”) is $1,159.90, which includes a consent payment of $30.00.  The total consideration was determined by reference to a fixed spread of 50 basis points over the yield, based on the bid price, on the 3-1/2% U.S. Treasury Note due May 31, 2007 (CUSIP No. 912828DW7), which was calculated at 2:00 p.m., New York City time, on June 30, 2005.  The reference yield and the tender offer yield are 3.652% and 4.152%, respectively.  Holders of Notes tendered on or before the Consent Payment Deadline will receive accrued and unpaid interest on the Notes up to, but not including, the initial payment date for the Offer, which is expected to be on or about July 6, 2005.

Holders tendering their Notes after the Consent Payment Deadline, but on or prior to 12:00 midnight, on July 14, 2005 (the “Expiration Date”) will receive the tender offer consideration of $1,129.90 per $1,000 principal amount of Notes tendered, but will not receive the consent payment.  Holders of Notes validly tendered after the Consent Payment Deadline, but on or prior to the Expiration Date, will receive accrued and unpaid interest on the Notes up to, but not including, the final payment date for the Offer, which is expected to be on or about July 15, 2005.

The Offer remains open and is scheduled to expire at 12:00 midnight, New York City time, on July 14, 2005, unless extended or earlier terminated.  The Offer is subject to the satisfaction of certain conditions, including the Company’s receipt of sufficient debt financing to consummate the Offer on terms satisfactory to the Company.  No assurance can be given that such financing will be completed satisfactorily.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated June 13, 2005 (the “Offer to Purchase”), copies of which may be obtained by contacting D. F. King & Co., Inc., the information agent for the Offer, at (212) 269-5550 (collect) or (800) 659-5550 (U.S. toll-free).

The Company has engaged Banc of America Securities LLC to act as the exclusive dealer manager and solicitation agent for the Offer.  Additional information concerning the Offer may be obtained by contacting Banc of America Securities LLC, High Yield Special Products, at (704) 388-9217 (collect) or (888) 292-0070 (U.S. toll-free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities.  The Offer is being made solely by way of the Offer to Purchase.

TXI is a leading supplier of building materials, primarily cement and structural steel.  TXI is the largest supplier of cement in Texas and a major cement supplier in California.  Structural steel products are distributed throughout North America.  On December 15, 2004, TXI’s Board of Directors approved a plan to spin off the steel business by means of a tax-free stock dividend to TXI shareholders.  Upon completion of the Offer and the requisite debt financing, mentioned above, TXI intends to distribute the common stock of Chaparral Steel Company to its existing shareholders as part of a previously announced spin-off transaction.

SOURCE  Texas Industries, Inc.
          -0-                                        06/30/2005
          /CONTACT:  Kenneth R. Allen, Vice President and Treasurer,
+1-972-647-6730, or fax: +1-972-647-3964, investor@txi.com /
          /Web site:  http://www.txi.com/